Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Mobile Infrastructure Trust of our report dated April 7, 2022, relating to the financial statements of Mobile Infrastructure Trust. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

June 1, 2022